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                                                                       EXHIBIT 1

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         Amendment No. 2 dated as of October 18, 1995 to the Rights Agreement dated as of January 15, 1991 (the "Rights Agreement") between Puget Sound Power & Light Company, a Washington corporation (the "Company") and The Bank of New York, as successor to The Chase Manhattan Bank, N.A. (the "Rights Agent").

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") has approved the execution, delivery and performance by the Company of, and consummation of the transactions contemplated by, an Agreement and Plan of Merger among the Company, Washington Energy Company ("WECo") and Washington Natural Gas Company (the "Merger Agreement") and Stock Option Agreements between the Company and WECo (the "Stock Option Agreements"), each in substantially the form presented to and reviewed by the Board of Directors; and

         WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Stock Option Agreements, the Board of Directors concurrently deemed it necessary and desirable that the Company enter into this Amendment;

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Amendment. Pursuant to Section 27 of the Rights Agreement, the Rights Agreement is amended by adding the following immediately after Section 33 of the Rights Agreement:

         "Section 34.  Transactional Exemption.

                 (a) Notwithstanding anything to the contrary in this Agreement, neither the execution, delivery and performance by the respective parties thereto, nor consummation of the transactions contemplated by
         (i) the Agreement and Plan of Merger dated as of October 18, 1995 among the Company, Washington Energy Company ("WECo") and Washington Natural Gas Company or (ii) the Stock Option Agreements dated as of October 18, 1995 between the Company and WECo (together with the Merger Agreement, the "Transaction Agreements") shall cause any Person (as defined in
         Section 1(i) hereof) to become an "Acquiring Person" (as defined in
         Section 1(a) hereof), or give rise to any event that, through passage of time, would result in the occurrence of a "Shares Acquisition Date" or a "Distribution Date" (as defined in Sections 1(l) and 3(a) hereof, respectively).

                 (b) Notwithstanding anything to the contrary in this Agreement, the provisions of Section 13 and 25 hereof shall be deemed not to apply to any of the transactions contemplated by the Transaction Agreements."
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         Section 2.    Condition to Effectiveness. This Amendment shall become
effective upon the execution and delivery of the Merger Agreement by each of the parties thereto.

         Section 3. Reference to and Effect on Rights Agreement. Upon the effectiveness of this Amendment pursuant to the provisions of Section 2 hereof, each reference in the Rights Agreement to "this Agreement," "hereunder," "hereof," "herein" or any other similar expression referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

         Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 5. Counterparts. This Amendment may be executed in two counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

         Section 6. Descriptive Headings. Descriptive headings of the sections of this Amendment are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                                PUGET SOUND POWER &
                                                 LIGHT COMPANY

Attest:

By /s/William S. Weaver                         By /s/Richard S. Sonstelie
  -------------------------------                 ------------------------------
  Its: Executive Vice President                   Its: President and Chief
       Chief Financial Officer                         Executive Officer

                                                THE BANK OF NEW YORK

Attest:

By /s/Kevin Brennan                             By /s/Mario Passudetti
  -------------------------------                 ------------------------------
  Its: Vice President                             Its: Vice President




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